Exhibit 99.1
Imperial Holdings, Inc. Announces Sale Of Additional Shares
BOCA RATON, Fla., Feb.15, 2011 — Imperial Holdings, Inc. (“Imperial”) (NYSE: IFT), a specialty finance company with a focus on providing premium financing for individual life insurance policies and purchasing structured settlements, today announced that on February 15, 2011 Imperial sold an additional 935,947 shares of its common stock. The sale was in connection with the over-allotment option Imperial granted to its underwriters in connection with Imperial’s initial public offering. As a result, the total initial public offering size is 17,602,614 shares. All shares were sold to the public at a price of $10.75 per share.
FBR Capital Markets & Co. acted as lead bookrunner, JMP Securities LLC acted as joint lead manager and Wunderlich Securities, Inc. acted as co-manager for the offering.
A copy of the prospectus may be obtained from FBR Capital Markets & Co., Prospectus Department, 1001 19th Street, North, Arlington, VA 22209 or by e-mail at prospectuses@fbr.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.
Contacts:
Imperial Holdings, Inc.
David Manchester, Vice President
561-982-3420
dmanchester@imperial.com